Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "KULR TECHNOLOGY CORPORATION", FILED IN THIS OFFICE ON THE SIXTH DAY OF MAY, A.D. 2013, AT 4:30 O'CLOCK P.M.

SECRETARY OF STATE 1776 DELAWARE 1970

Jeffrey W. Bullock, Secretary of State

5330065 8100

AUTHENTICATION: 0417002

130544726

DATE: 05-08-13

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:46 PM 05/06/2013
FILED 04:30 PM 05/06/2013
SRV 130531990 - 5330065 FILE

CERTIFICATE OF INCORPORATION

KULR TECHNOLOGY CORPORATION

ARTICLE I.

The name of this corporation is KULR TECHNOLOGY CORPORATION.

ARTICLE II.

The address of its registered office in the State of Delaware is 910 Foulk Road, Suite 201, New Castle County, Wilmington DE 19803. The name of its registered agent at such address is Corporations & Companies, Inc.

ARTICLE III.

The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

The aggregate number of shares of stock which this corporation shall have authority to issue is Fifty Million (50,000,000) shares of common stock, $0.0001 par value (the "Common Stock").

ARTICLE V.

The name and mailing address of the sole incorporator is:

Name	Mailing Address
Emil Chang	Venture Pacific Law, PC 5201 Great America Parkway, Suite 270 Santa Clara, CA 95054

ARTICLE VI.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of this corporation.

ARTICLE VII.

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this corporation (and any other persons to which Delaware law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

ARTICLE VIII.

A director of this corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended, after approval by the stockholders of this Article VIII, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII by the stockholders of this corporation, shall not apply to or adversely affect any right or protection of a director of this corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE IX.

This corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE X.

Elections of directors need not be by written ballot unless the bylaws of this corporation shall so provide.

ARTICLE XI.

Meetings of stockholders may be held within or outside the State of Delaware, as the Bylaws may provide. The books of this corporation may be kept (subject to any statutory requirements) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

The undersigned being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does hereby make this Certificate, hereby declaring and certifying that this is the undersigned's act and deed and the facts herein stated are true, and accordingly has hereunto set the undersigned's hand this Thirtieth day of April, 2013.

Emil Chang

Emil Chang, Incorporator